Exhibit 10.6

restrictive covenant AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) is made and entered into as of                                by and between Elk Creek Resources Corporation, a Nebraska corporation, with its principal place of business located at 386 Broadway, P.O. Box 506, Tecumseh, NE 68450, and any successor entity thereto (the “Company”), and                                (“Executive”). This Agreement shall become effective upon the closing of the transactions contemplated by that certain Business Combination Agreement (the “Business Combination Agreement”), dated September 25, 2022, by and among GX Acquisition Corp. II, a Delaware corporation (“GX”), NioCorp Developments Ltd., a company organized under the laws of the Province of British Columbia (“NioCorp”), and Big Red Merger Sub Ltd, a Delaware corporation and a direct wholly owned subsidiary of NioCorp.

In consideration of the mutual covenants contained herein and other good and valuable consideration (including as set forth in the Employment Agreement between the Company and Executive dated as of September 25, 2022 (the “Employment Agreement”)), the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Competitive Activity; Confidentiality; Nonsolicitation.

(a) Acknowledgements and Agreements. Executive hereby acknowledges and agrees that in the performance of Executive’s duties to the Company during the Employment Period (as defined in the Employment Agreement), Executive shall be brought into frequent contact with existing and potential customers of the Company throughout the world. Executive also agrees that trade secrets and confidential information of the Company, more fully described in Section 1(h) gained by Executive during Executive’s association with the Company, have been developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company. Executive further understands and agrees that the foregoing makes it necessary for the protection of the Company’s business that Executive not compete with the Company during Executive’s employment with the Company and not compete with the Company for a reasonable period thereafter, as further provided in the following sections.

(b) Covenants.

(i)	Covenants During Employment. Except for permitted activities expressly approved by the Board, while employed by the Company, Executive will not compete with the Company anywhere in the world. In accordance with this restriction, but without limiting its terms, while employed by the Company, Executive will not:

(A)	enter into or engage in any business which competes with the Company’s business;

(B)	solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, the Company’s business;

(C)	divert, entice or otherwise take away any customers, business, patronage or orders of the Company or attempt to do so; or

(D)	promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s business.

(ii)	Covenants Following Termination. For a period of (x) one (1) year following the date of termination of Executive’s employment with the Company for any reason other than a Change in Control Termination (as such term is defined in the Employment Agreement) or (y) two (2) years following the date of termination of Executive’s employment with the Company in the event of a Change in Control Termination (such period of time, the “Post-Termination Restricted Period”), Executive will not:

(A)	enter into or engage in any business which competes with the Company’s Business within the Restricted Territory (as hereinafter defined);

(B)	solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business, wherever located, that competes with, the Company’s Business within the Restricted Territory;

(C)	divert, entice or otherwise take away any customers, business, patronage or orders of the Company within the Restricted Territory, or attempt to do so; or

(D)	promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s Business within the Restricted Territory.

(iii)	Indirect Competition. For the purposes of Sections 1(a) and (b) above, inclusive, but without limitation thereof, Executive will be in violation thereof if Executive engages in any or all of the activities set forth therein directly as an individual on Executive’s own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which Executive or Executive’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than 5% of the outstanding stock.

(c) The “Company.” For purposes of this Section 1, the “Company” shall include any and all direct and indirect subsidiaries, parents, and affiliated, or related companies of the Company for which Executive worked or had responsibility, or with respect to which Executive had access to trade secrets or confidential information at the time of termination of Executive’s employment and at any time during the two (2) year period prior to such termination.

(d) The Company’s “Business.” For the purposes of this Section 1, the Company’s “Business” is defined to be the acquisition, exploration, and development of mineral properties, as further described in any and all manufacturing, marketing and sales manuals and materials of the Company as the same may be altered, amended, supplemented or otherwise changed from time to time, or of any other products or services substantially similar to or readily substitutable for any such described products and services.

(e) “Restricted Territory.” For purposes of Section 1, the Restricted Territory shall be defined as and limited to:

(i)	the geographic area(s) within a 100 mile radius of any and all of the Company’s location(s) in, to, or for which Executive worked, to which Executive was assigned or had any responsibility (either direct or supervisory) at the time of termination of Executive’s employment and at any time during the two-year period prior to such termination;

(ii)	the United States; and

(iii)	all of the specific customer accounts, whether within or outside of the geographic area described in (i) and (ii) above, with which Executive had any contact or for which Executive had any responsibility (either direct or supervisory) at the time of termination of Executive’s employment and at any time during the two-year period prior to such termination.

(f) Extension. If it shall be judicially determined that Executive has violated any of Executive’s obligations under Section 1(b), then the period applicable to each obligation that Executive shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

(g) Non-Solicitation. Executive will not directly or indirectly at any time during the period of Executive’s employment or thereafter, attempt to disrupt, damage, impair or interfere with the Company’s business by raiding any of the Company’s employees or soliciting any of them to resign from their employment with the Company, or by disrupting the relationship between the Company and any of its consultants, agents or representatives. Executive acknowledges that this covenant is necessary to enable the Company to maintain a stable workforce and remain in business.

(h) Further Covenants.

(i)	Executive will keep in strict confidence and shall not, directly or indirectly, at any time during or after Executive’s employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing Executive’s duties of employment, use any trade secrets or confidential business and technical information of the Company or its customers or vendors, without limitation as to when or how Executive may have acquired such information. Such confidential information shall include, without limitation, the Company’s unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information, employee evaluation and employee performance information, and other business information. Executive specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in Executive’s mind or memory and whether compiled by the Company, and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by Executive during Executive’s employment with the Company (except in the course of performing Executive’s duties and obligations to the Company) or after the termination of Executive’s employment shall constitute a misappropriation of the Company’s trade secrets. The restrictions set forth in this Section 1(h) shall be perpetual for all confidential information that is a trade secret, or for so long as the information remains a trade secret under applicable law. The restrictions set forth in this Section 1(h) shall last for ten (10) years after termination, for all other forms of confidential information.

(ii)	Executive agrees that upon termination of Executive’s employment with the Company for any reason, Executive shall return to the Company, in good condition, all property of the Company, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in this Section 1(h) of this Agreement. In the event that such items are not so returned, the Company will have the right to charge Executive for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

(iii)	The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

(i) Discoveries and Inventions; Work Made for Hire.

(i)	During the period of Executive’s employment Executive agrees that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design that (A) relates to the business of the Company, or (B) relates to the Company’s actual or demonstrably anticipated research or development, or (C) results from any work performed by Executive for the Company, Executive hereby assigns to the Company the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design. Executive has no obligation to assign any idea, discovery, invention, improvement, software, writing or other material or design that Executive conceives and/or develops entirely on Executive’s own time without using the Company’s equipment, supplies, facilities, or trade secret information unless the idea, discovery, invention, improvement, software, writing or other material or design either: (x) relates to the business of the Company, or (y) relates to the Company’s actual or demonstrably anticipated research or development, or (z) results from any work performed by Executive for the Company. Executive agrees that any idea, discovery, invention, improvement, software, writing or other material or design that relates to the business of the Company or relates to the Company’s actual or demonstrably anticipated research or development which is conceived or suggested by Executive, either solely or jointly with others, within one (1) year following termination of Executive’s employment shall be presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company’s equipment, supplies, facilities, and/or trade secrets.

(ii)	In order to determine the rights of Executive and the Company in any idea, discovery, invention, improvement, software, writing or other material, and to insure the protection of the same, Executive agrees that during Executive’s employment, and for one (1) year after termination of Executive’s employment Executive will disclose immediately and fully to the Company any idea, discovery, invention, improvement, software, writing or other material or design conceived, made or developed by Executive solely or jointly with others. The Company agrees to keep any such disclosures confidential. Executive also agrees to record descriptions of all work in the manner directed by the Company and agrees that all such records and copies, samples and experimental materials will be the exclusive property of the Company. Executive agrees that at the request of and without charge to the Company, but at the Company’s expense, Executive will execute a written assignment of the idea, discovery, invention, improvement, software, writing or other material or design to the Company and will assign to the Company any application for letters patent or for trademark registration made thereon, and to any common-law or statutory copyright therein; and that Executive will do whatever may be necessary or desirable to enable the Company to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon. In the event the Company is unable, after reasonable effort, and in any event after ten (10) business days, to secure Executive’s signature on a written assignment to the Company of any application for letters patent or to any common-law or statutory copyright or other property right therein, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive irrevocably designates and appoints the Corporate Secretary of the Company as Executive’s attorney-in-fact to act on Executive’s behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark.

(iii)	Executive acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by Executive during Executive’s employment with the Company will be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items will belong to the Company. The item shall recognize the Company as the copyright owner, will contain all proper copyright notices, e.g., “(creation date) NioCorp Developments Ltd., All Rights Reserved,” and shall be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

(j) Non-Disparagement.

(i) Throughout Executive’s employment with the Company and during the Post-Termination Restricted Period, outside the ordinary course of business on behalf of the Company, Executive will not make or issue, or procure any person, firm, or entity to make or issue, any statement in any form, including written, oral and electronic communications of any kind, which conveys negative or adverse information concerning the Company or its subsidiaries or affiliates, or any of their legal predecessors, successors, assigns, parents, subsidiaries, divisions or other affiliates, or any of the foregoing’s respective past, present or future directors, officers, employees or representatives (collectively, the “Non-Disparagement Parties”), or any Non-Disparagement Party’s business, or its actions, to any person or entity, regardless of the truth or falsity of such statement.

(ii) Throughout Executive’s employment with the Company and during the Post-Termination Restricted Period, the Company will reasonably direct the executive officers and directors of the Company not make or issue, or procure any person, firm, or entity to make or issue, any statement in any form, including written, oral and electronic communications of any kind, which conveys negative or adverse information concerning Executive or any of Executive’s legal successors, assigns, or other affiliates, or any of the foregoing’s respective past, present or future directors, officers, employees or representatives (collectively, the “Executive Non-Disparagement Parties”), or any Executive Non-Disparagement Party’s business, or its actions, to any person or entity, regardless of the truth or falsity of such statement.

(iii) This Section 1(j) does not apply to truthful testimony or disclosure compelled or required by applicable law or legal process.  Notwithstanding anything in this Agreement to the contrary, Executive is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.

(k) Communication of Contents of Agreement. While employed by the Company and for two (2) years thereafter, Executive will communicate the contents of Section 1 of this Agreement to any person, firm, association, partnership, corporation or other entity that Executive intends to be employed by, associated with, or represent.

(l) Confidentiality Agreements. Executive agrees that Executive shall not disclose to the Company or induce the Company to use any secret or confidential information belonging to Executive’s former employers. Executive warrants that Executive is not bound by the terms of a confidentiality agreement or other agreement with a third party that would preclude or limit Executive’s right to work for the Company and/or to disclose to the Company any ideas, inventions, discoveries, improvements or designs or other information that may be conceived during employment with the Company. Executive agrees to provide the Company with a copy of any and all agreements with a third party that preclude or limit Executive’s right to make disclosures or to engage in any other activities contemplated by Executive’s employment with the Company.

(m) Remedies. The parties acknowledge and agree that any breach by Executive of the terms of this Agreement may cause the Company irreparable harm and injury for which money damages would be inadequate. Accordingly, the Company, in addition to any other remedies available at law or equity, shall be entitled, as a matter of right, to injunctive relief in any court of competent jurisdiction. The parties agree that such injunctive relief may be granted without the necessity of proving actual damages. Nothing in this Agreement shall limit the Company’s remedies under state for federal law or elsewhere.

(n) Reasonableness. Executive acknowledges and agrees that Executive received the notice required by Colo. Rev. Stat. Ann. § 8-2-113. Executive acknowledges that Executive’s obligations under this Section 1 are reasonable in the context of the nature of the Company’s business and the competitive injuries likely to be sustained by the Company if Executive were to violate such obligations and that these obligations do not place an undue burden on Executive. Executive further acknowledges that this Agreement is made in consideration of, and is adequately supported by the agreement of the Company to perform its obligations under this Agreement and by other consideration, including Executive’s continued employment with the Company, which Executive acknowledges constitutes good, valuable and sufficient consideration. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent legally-permissible. Accordingly, if any particular provision(s) of this Agreement shall be adjudicated to be invalid or unenforceable, the court may modify or sever such provision(s), such modification or deletion to apply only with respect to the operation of such provision(s) in the particular jurisdiction in which such adjudication is made. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. The remaining provisions of this Agreement shall remain in full force and effect.

2. Choice of Law. This Agreement shall be governed by, and construed in accordance with, the internal, substantive laws of the State of Colorado. Executive agrees that the state and federal courts located in the State of Colorado shall have jurisdiction in any action, suit or proceeding against Executive based on or arising out of this Agreement and Executive hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to service of process in connection with any action, suit or proceeding against Executive; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

3. Notices. Any notice provided to the Company provided for in this Agreement shall be in writing to the Company, marked Attention: Corporate Secretary, and any notice to Executive shall be addressed to said Executive at Executive’s address on file with the Company. Except as otherwise provided herein, any written notice shall be deemed to be duly given if and when delivered personally or deposited in the United States mail, first class registered mail, postage and fees prepaid, and addressed as aforesaid. Any party may change the address to which notices are to be given hereunder by written notice to the other party as herein specified (provided that for this purpose any mailed notice shall be deemed given on the third business day following deposit of the same in the United States mail).

4. Headings. The headings herein have been inserted for convenience only and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.

5. Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts (including counterparts transmitted by facsimile or Adobe PDF attached to an email), each of which shall be deemed an original and all of which shall constitute one and the same agreement. The exchange of copies of this Agreement and executed signature pages hereto by facsimile or in Adobe PDF attached to an email shall constitute effective execution and delivery of this Agreement and may be used in lieu of the original Agreement for all purposes.

6. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

7. Complete Agreement. This Agreement and the Employment Agreement embody the complete agreement and understanding between the parties with respect to the subject matter hereof and shall supersede all other agreements or arrangements between the parties with regard to the subject matter hereof and effective as of their dates supersede and preempt any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. Notwithstanding the foregoing, this Agreement does not supersede or in any way limit or otherwise affect any restrictive covenants to which Executive may be bound, pursuant to another agreement or otherwise. Those restrictive covenants would be enforceable separately in accordance with their terms.

8. Prevailing Party’s Litigation Expenses. In the event of litigation between the Company and Executive related to this Agreement, the non-prevailing party shall reimburse the prevailing party for any costs and expenses (including, without limitation, attorneys’ fees) reasonably incurred by the prevailing party in connection therewith.

9. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns by merger or consolidation, except that Executive may not assign any rights or delegate any obligations hereunder without the prior written consent of the Company. As set forth in the preamble, as used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets which assumes the liabilities of the Company hereunder. Executive hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company hereunder.

10. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law, such invalidity or unenforceability shall not affect any other provision, but this Agreement shall be reformed, construed and enforced as if such invalid or unenforceable provision had never been contained herein.

11. Other Acknowledgements. Nothing in this Agreement prevents Executive from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.

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IN WITNESS WHEREOF, Executive and the Company have executed this Agreement on the date first above written.

EXECUTIVE

Elk Creek Resources Corporation

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